EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE	July 12, 2006
For more information contact:

Richard L. Browdy, President	Albert J. Finch, Chairman of the Board
(954) 776-2332	(954) 776-2332

OptimumBank Holdings Announces Strong Quarterly and Record Six-Month Results

Fort Lauderdale, FL (July 12, 2006).  OptimumBank Holdings, Inc. (NASDAQ:OPHC), holding company for OptimumBank, reported net income of $487,100 or $.17 per share for the second quarter ended June 30, 2006, compared to net income of  $387,870 or $.15 per share for the prior year quarter ended June 30, 2005, a 25.6% increase. Net income for the six-month period ended June 30, 2006 was $1,003,412 or $.36 per share compared to $771,871 or $.29 per share for same period last year, a 30.0% increase.  Chairman of the Board, Albert Finch, said, “Our mid-year results are exceptional with strong quarterly and record six-month results. We are on target to have our best year yet and we are especially pleased to have achieved these results in a challenging market.”

Company assets increased to $218.3 million at June 30, 2006, compared to $192.3 million at June 30, 2005, a 13.5% increase.  The Company’s net loan portfolio increased 18.7% from $151.0 million at June 30, 2005 to a total of $179.3 million at June 30, 2006.  President, Richard L. Browdy noted, “Federal Reserve monetary policy decisions have slowed the real estate market both nationwide and locally. However, we anticipate continued good performance based on the Company’s strong earnings base coupled with excellent credit quality.” As of June 30, 2006 the Company’s asset quality remained strong with no loan delinquencies and no non-performing assets or real estate owned on the books.

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties.  The Bank also offers internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

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2477 East Commercial Boulevard, Fort Lauderdale, Florida  33308

E-Mail: rlbrowdy@optimumbank.com

Phone: (954) 776-2332                 Toll-Free (888) 991-BANK                      Fax: (954) 776-2281